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                                                                 Exhibit a.(12)

             NORTH AMERICAN FUNDS VARIABLE PRODUCT SERIES COMPANY I

                             Articles Supplementary
                                as Authorized by
                      The Maryland General Corporation Law

         North American Funds Variable Product Series Company I, formerly known as American General Series Portfolio Company, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby amends, effective October 1, 2000, its Articles of Incorporation, as amended by Amendment One dated October 1, 1991, Amendment Two dated May 1, 1992, Articles of Amendment dated October 1, 1997, and as supplemented by Articles Supplementary dated April 10, 1990, September 28, 1990, April 30, 1992, January 20, 1994, February 4, 1994 and May 1, 1995
("Articles of Incorporation"), to add six new funds to the existing funds offered by the Corporation. The Corporation is a registered open-end company under the Investment Company Act of 1940. The addition of the six new funds has been approved by the Board of Directors in accordance with section 2-105(c) of the Maryland General Corporation Law.

         The Corporation has filed Articles of Amendment changing its name to North American Funds Variable Product Series Company I from American General Series Portfolio Company. This name change was approved by the Board of Directors at a meeting duly convened and held on July 18, 2000, and is effective October 1, 2000.

         ARTICLE V, Section (1) of the Corporation's Articles of Incorporation currently reads as follows:

          (1) The total number of shares of stock which the Corporation has authority to issue is thirteen billion (13,000,000,000) shares of capital stock of the par value of $0.01 each, and of the aggregate par value of one hundred thirty million dollars ($130,000,000). These shares shall be issued in the following classes of common stock comprising one billion shares each and bearing the following designations, provided, however, that the Board of Directors may increase or decrease any such number of shares:

         Stock Index Portfolio                       1,000,000,000
         Small Cap Index Portfolio                   1,000,000,000
         MidCap Index Portfolio                      1,000,000,000
         Asset Allocation Portfolio                  1,000,000,000
         Money Market Portfolio                      1,000,000,000
         Capital Conservation Portfolio              1,000,000,000
         Government Securities Portfolio             1,000,000,000
         International Equities Portfolio            1,000,000,000
         Social Awareness Portfolio                  1,000,000,000